Exhibit 10.1

THIRD AMENDMENT TO THE

AMENDED AND RESTATED AGREEMENT OF

LIMITED PARTNERSHIP OF CYRUSONE LP

This THIRD AMENDMENT TO THE AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP OF CYRUSONE LP, dated as of March 2, 2022 (this “Amendment”), is being executed by CyrusOne GP, a Maryland statutory trust (the “General Partner”), as the general partner of CyrusOne LP, a Maryland limited partnership (the “Partnership”), pursuant to the authority conferred on the General Partner by the Amended and Restated Agreement of Limited Partnership of CyrusOne LP, dated as of May 2, 2016, as amended by the First Amendment to the Amended and Restated Agreement of Limited Partnership of CyrusOne LP, dated February 18, 2019, and the Second Amendment to the Amended and Restated Agreement of Limited Partnership of CyrusOne LP, dated February 15, 2021 (as may be further amended and/or supplemented from time to time and including all the exhibits thereto, the “Agreement”). Capitalized terms used, but not otherwise defined herein, shall have the respective meanings ascribed thereto in the Agreement.

WHEREAS, the General Partner desires to amend the Agreement to reduce the period of time after which a redemption of partnership units would occur from ten business days after submission of a required notice to two calendar days after submission of a required notice, and to make certain related technical modifications to the definition of “Specified Redemption Date”.

NOW, THEREFORE, in consideration of the foregoing, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.       Amendment. The definition of “Specified Redemption Date” is hereby amended and restated in its entirety as follows:

“Specified Redemption Date” means the second (2nd) calendar day after the receipt by the General Partner of a Notice of Redemption; provided, however, that no Specified Redemption Date with respect to any Partnership Common Units shall occur during the Twelve-Month Period applicable to such Partnership Common Units (except pursuant to a Special Redemption); and provided, further, that, if the General Partner and the Special Limited Partner elect a Stock Offering Funding pursuant to Section 15.1.H, such Specified Redemption Date shall be deferred until the next Business Day following the date of the closing of the Stock Offering Funding; provided, further, that in the event of a redemption by the Partnership pursuant to Section 8.6 following the delivery of a Conversion Notice, the Specified Redemption Date shall mean the later of (i) the second (2nd) calendar day after the delivery by the General Partner of a Notice of Redemption and (ii) the Conversion Date set forth in the applicable Conversion Notice.

2.       Miscellaneous. Except as specifically amended hereby, the terms, covenants, provisions and conditions of the Agreement shall remain unmodified and continue in full force and effect and, except as amended hereby, all of the terms, covenants, provisions and conditions of the Agreement are hereby ratified and confirmed in all respects.

IN WITNESS WHEREOF, this Amendment has been executed as of the date first written above.

GENERAL PARTNER:

CYRUSONE GP

By:	CyrusOne Inc., trustee

By:	/s/ Robert M. Jackson
Name: Robert M. Jackson
Title: EVP, General Counsel & Secretary